Exhibit 10.112

Incentive and Recognition Policy

To:     Executive Management
From: Compensation Committee
Date:  April 2, 2007

Re: 2007 Incentive and Recognition Policy

The Compensation Committee recognizes the significantly improved strategic position of Applied Digital Solutions, Inc. (the “Company”), both in terms of financial health and in terms of the VeriChip IPO. While genuinely appreciated, there remains much more to be achieved. This policy is designed to strongly motivate senior management to achieve goals that, in the judgment of the Compensation Committee, are important to the value of the long-run per share price. The intent is to motivate the executive team to reach for the best performance and result for the Company and its shareholders.

The factors that will be considered in determining executive management bonuses are (in no order of importance and in no order of likelihood of success):

1.	Engaging in a strategic transaction to better the long-term profitability and value of the Company
2.	Earnings per share for the year and EBITDA for the year (i.e., earnings per share before interest, taxes, depreciation and amortization)
3.	Improved valuation in InfoTech during 2007
4.	Realization of profit from the pending USPS matter
5.	Continued 404 clean opinion
6.	Increased analyst coverage
7.	Audit committee assessment
8.	Excellent communication with shareholders through timely, accurate and quality reporting
9.	Debt reduction
10.	Thermo Life progress
11.	Improved value in, or valuable sale of, the Company’s investments in the Company’s subsidiaries

The Compensation Committee recognizes that there may be situations where the long-term best interest of the Company and its shareholders may be in conflict with the short-term achievement of a goal set out in this plan. In those rare situations, it is the clear intention of this Committee that the executive team takes the initiative to come to the Committee for consideration. It is clear that the primary responsibility of all the executives of the Company is to perform their obligations and duties to the Company and its shareholders without regard to personal short-term gain. Moreover, recognizing that accounting charges occasionally do not reflect operational achievements (such as non-cash charges), such amounts would generally be excluded from calculation (as determined by the Compensation Committee at the time any bonuses would be calculated).

Calculation of Bonus
Each executive officer earns points for meeting or exceeding the goals as set forth in the tables below. The points and values reflect the seniority of the officer as well as the anticipated involvement of that officer in effecting the goal.

CEO: Michael Krawitz
Major strategic transaction	6
Positive EPS and positive EBITDA for the year, 50% of points for each	5
InfoTech Valuation (20% of points listed for each 20% increase in stock price from 12/31/06) or major transaction involving InfoTech	1
Postal Service (20% of points for each $250K of recovery)	0.5
404 clean opinion and audit clean opinion	1
Analyst coverage (50% of points for coverage by new, credible analyst, additional 50% for second or more)	1
ThermoLife disposition or licensing agreement	1
Paying off Laurus (if Laurus is replaced with comparable instrument, points are discretionary)	3
Subsidiary transaction: EITHER transactions that yield $30MM to Applied Digital OR improve stock price of public subs; if the latter, then 20% of points for each $0.30 in increased stock price	5

Maximum Potential Points (point value is $50,000 per point)	23.5
Maximum Potential Dollars if all is achieved fully	$1,175,000
Expected bonus based on difficulty assessment	$331,250

Interim CFO: Lorraine Breece
Major strategic transaction	4
Positive EPS and positive EBITDA for the year, 50% of points for each	4
404 clean opinion and audit clean opinion	3
Audit Committee discretion	1
Analyst coverage (50% of points for coverage by new, credible analyst, additional 50% for second or more)	1
Timely, accurate and quality filings	1
Paying off Laurus (if Laurus is replaced with comparable instrument, points are discretionary)	3
Subsidiary transaction: EITHER transactions that yield $30MM to Applied Digital OR improve stock price of public subs; if the latter, then 20% of points for each $0.30 in increased stock price	2
Maximum Potential Points (point value is $25,000 per point)	19
Maximum Potential Dollars if all is achieved fully	$475,000
Expected bonus based on difficulty assessment	$172,500

No officer can earn more than 100% of points listed for that item

To the extent of any ambiguity or need for interpretation, the Compensation Committee shall have authority, in its sole discretion, to make final determinations. This incentive plan does not create a contract of employment or otherwise bind the Company to employ the named officer. If the officer is terminated for cause or resigns (without good cause) prior to the payment of any bonus, then no portion of the bonus shall be payable without the consent of the Compensation Committee which it may exercise in its sole discretion. If the named executive is terminated not for cause (or terminates employment with good reason), the Compensation Committee will make a pro rata adjustment based on the percentage of the goal achieved before the departure. “Expected bonus” is based on the Committee’s assessment of difficulty but is neither a minimum nor a maximum, solely an informed estimate.